Exhibit 99.1

Concrete Pumping Holdings Reports Strong First Quarter Fiscal Year 2020 Results, Reiterates Full-Year Outlook

DENVER, CO – March 11, 2020 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping services and concrete waste management services in the U.S. and U.K., today reported financial results for its first fiscal quarter ended January 31, 2020.

First Quarter Fiscal Year 2020 Summary vs. First Quarter of Fiscal Year 2019

●	Consolidated revenue increased 27% to $73.9 million.
●	Pro forma consolidated revenue[1] up 5%.
●	Gross margin increased 370 basis points to 43.5%.
●	Net loss attributable to common shareholders improved to $3.2 million or $(0.06) per diluted share as compared to a net loss of $26.6 million in the first quarter of fiscal year 2019.
●	Adjusted EBITDA[2] increased 39% to $23.8 million with Adjusted EBITDA margin[2] increasing 280 basis points to 32.2%.
●	59% adjusted EBITDA growth in the U.S. Concrete Pumping segment on a 35% increase in revenue.
●	39% adjusted EBITDA growth in the U.S. Concrete Waste Management Services segment on a 23% improvement in organic revenue.

Management Commentary

“Our first quarter results continued the momentum of fiscal 2019, with our 27% revenue growth flowing through to a 39% increase in Adjusted EBITDA,” said Bruce Young, CEO of CPH. “We continue to benefit from the synergies and margin enhancements of last year’s Capital Pumping acquisition, as well as a strong U.S. operating environment and continued success with Eco-Pan. In addition, most of our U.S. regional markets generated top-line growth this quarter, which highlights the long-term resilience of our business.

“Looking ahead, we remain on track with our long-term growth strategy. We continue to generate healthy demand in the U.S., with a significant runway for growth in Eco-Pan. We are confident about our pipeline of new projects across all business segments in the U.S. and expect this momentum to continue. While business in the U.K. remains relatively flat, we anticipate emerging opportunities to strengthen our brand across the region. Additionally, the U.K. government’s recent endorsement of the High Speed Railway (HS2) construction project is expected to stimulate further optimism in the U.K. market.”

First Quarter Fiscal Year 2020 Financial Results

Revenue in the first quarter of fiscal year 2020 increased 27% to $73.9 million compared to $58.4 million in the first quarter of fiscal year 2019. The increase was largely attributable to the acquisition of Capital Pumping, coupled with growth in many of the Company’s existing core markets. On a pro forma basis, revenue increased 5% over the previous year. Adjusting the pro forma revenue for a constant currency exchange rate3, revenue increased 4% in the first quarter as compared to the prior year.

1 Pro forma revenue includes the results of recent acquisitions both pre- and post-transaction.

2 Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Net debt is also a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for a discussion of the definition of these measures and a reconciliation of Adjusted EBITDA to its most comparable GAAP measure.

3 Constant currency is calculated by translating prior period revenue in local currency at the current period's average exchange rate for that currency and comparing that to current period revenue.

Gross profit in the first quarter of fiscal year 2020 increased 38% to $32.1 million compared to $23.2 million in year-ago quarter. Gross margin increased 370 basis points to 43.5% compared to 39.8% in the year-ago quarter. The increase in gross margin was primarily due to the post-acquisition contribution from Capital Pumping, more favorable fuel pricing and better procurement costs.

General and administrative expenses in the first quarter of fiscal year 2020 were $26.6 million compared to $18.6 million in the year-ago quarter. As a percent of revenue, general and administrative expenses were 36.0% compared to 31.9% in the year-ago quarter. The increase in general and administrative expenses was largely due to the acquisition of Capital, which drove higher amortization of intangible assets expense of $3.1 million and headcount growth, along with $1.4 million in higher stock-based compensation expense as a result of a stock grant in April 2019.

Net loss attributable to common shareholders in the first quarter of fiscal year 2020 was $3.2 million or $(0.06) per diluted share as compared to a net loss of $26.6 million in the first quarter of fiscal year 2019. Adjusted EBITDA in the first quarter of fiscal year 2020 increased 39% to $23.8 million compared to $17.1 million in the year-ago quarter. Adjusted EBITDA margin increased 280 basis points to 32.2% compared to 29.4% in the year-ago quarter. The increase in revenue, combined with a 370-basis point increase in gross margin, were the primary factors responsible for the strong growth in Adjusted EBITDA.

Segment Results

U.S. Concrete Pumping. Revenue in the first fiscal quarter increased 35% to $55.1 million compared to $40.7 million in the year-ago quarter. The incremental benefit of the Capital Pumping acquisition, which added additional pumping capacity in Texas, represented $12.0 million of the increase. This segment also had notable improvements in revenue in most other markets. On a pro forma basis, revenue increased 4% over the previous year. Adjusted EBITDA in the first fiscal quarter increased 59% to $16.8 million compared to $10.6 in the year-ago quarter due to post-acquisition contributions from Capital Pumping, better fuel pricing and procurement costs.

U.K. Operations. Revenue in the first fiscal quarter was $10.7 million compared to $11.0 million in the year-ago quarter. The slight decline in revenue was largely attributable to demand headwinds from Brexit-related political uncertainty, partially offset by favorable foreign currency translation. Adjusted EBITDA in the first fiscal quarter was $2.6 million compared to $3.0 in the year-ago quarter primarily due to the demand headwinds.

U.S. Concrete Waste Management Services. Revenue in the first fiscal quarter increased 23% to $8.3 million compared to $6.7 million in the year-ago quarter. The increase was driven primarily by higher volumes. Adjusted EBITDA in the first fiscal quarter was $3.8 million compared to $2.7 million over the year-ago quarter, with the increase primarily attributable to the year-over-year change in revenue noted above.

Unchanged Fiscal Year 2020 Outlook

The Company continues to expect fiscal year 2020 revenue to range between $315 million and $330 million, Adjusted EBITDA to range between $110 million and $115 million and has targeted a net debt2-to-Adjusted EBITDA leverage ratio of ~3.5x by the end of the 2020 fiscal year. The Company also expects 2020 net capital expenditures4 to range between $35 million and $38 million.

4 Net capital expenditures is total capital expenditures, less proceeds from the sale of equipment.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its first quarter results.

Date: Wednesday, March 11, 2020

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13699343

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through April 1, 2020.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13699343

About Concrete Pumping Holdings

The Company is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate substantial labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan provides a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of January 31, 2020, the Company provided concrete pumping services in the U.S. from a footprint of approximately 90 locations across 22 states, concrete pumping services in the U.K. from 28 locations, and route-based concrete waste management services from 16 locations in the U.S. and 1 location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Presentation of Predecessor and Successor Financial Results

As a result of the Business Combination, the Company is the acquirer for accounting purposes and CPH is the acquiree and accounting predecessor. The Company’s financial statement presentation distinguishes the Company’s presentations into two distinct periods, the period up to the Business Combination closing date (labeled “Predecessor”) and the period including and after that date (labeled “Successor”). The Business Combination was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired. As a result of the application of the acquisition method of accounting as of the effective time of the Business Combination, the accompanying Consolidated Financial Statements include a black line to distinguish the results for Predecessor and Successor reporting entities shown, as they are presented on a different basis and are therefore, not comparable.

Forward‐Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the outcome of any legal proceedings that may be instituted against the Company or its subsidiaries; the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably and retain its key employees, and realize the expected benefits from the acquisition of Capital Pumping; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

 Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management also uses this non-GAAP financial measure to compare the Company’s performance to that of prior periods for trend analyses, determining incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is also used in quarterly and annual financial reports prepared for the Company’s board of directors. The Company believes that this non-GAAP measure provides an additional tool for investors to use in evaluating the Company’s ongoing operating results and in comparing the Company’s financial results with competitors who also present similar non-GAAP financial measures.

Adjusted EBITDA is defined as net income calculated in accordance with GAAP plus interest expense, income taxes, depreciation, amortization, transaction expenses, loss on debt extinguishment, stock-based compensation, other income, net, and other adjustments. Adjusted EBITDA is not pro forma for acquisitions. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented.

See “Non-GAAP Measures (Adjusted EBITDA)” below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet.

With respect to our expectations under “Fiscal Year 2020 Outlook” above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to the variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts. Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA and net debt differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

As the underlying business and financial results of the Successor and Predecessor entities are expected to be largely consistent, excluding the impact on certain financial statement line items that were impacted by the Business Combination, management has combined the first quarter 2019 results of the Predecessor and Successor periods for comparability in certain tables below. Accordingly, in addition to presenting our results of operations as reported in our consolidated financial statements in accordance with GAAP, the tables below present the non-GAAP combined results for the first quarter of 2019.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Investor Relations Cody Slach 1-949-574-3860 BBCP@gatewayir.com

Concrete Pumping Holdings, Inc.
Consolidated Balance Sheets
	Successor	Successor
	January 31,	October 31,
(in thousands, except per share amounts)	2020	2019
ASSETS

Current assets:
Cash and cash equivalents	$2,636	$7,473
Trade receivables, net	40,911	45,957
Inventory	5,827	5,254
Income taxes receivable	1,376	697
Prepaid expenses and other current assets	8,360	3,378
Total current assets	59,110	62,759

Property, plant and equipment, net	310,976	307,415
Intangible assets, net	214,123	222,293
Goodwill	277,102	276,088
Other non-current assets	1,765	1,813
Deferred financing costs	936	997
Total assets	$864,012	$871,365

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Revolving loan	$38,661	$23,555
Term loans, current portion	20,888	20,888
Current portion of capital lease obligations	92	91
Accounts payable	7,872	7,408
Accrued payroll and payroll expenses	5,792	9,177
Accrued expenses and other current liabilities	14,332	28,106
Income taxes payable	1,299	1,153
Deferred consideration	-	1,708
Total current liabilities	88,936	92,086

Long term debt, net of discount for deferred financing costs	356,699	360,938
Capital lease obligations, less current portion	454	477
Deferred income taxes	68,547	69,049
Total liabilities	514,636	522,550

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding January 31, 2020 and October 31, 2019	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 58,221,934 shares issued and outstanding as of January 31, 2020 and October 31, 2019, respectively	6	6
Additional paid-in capital	351,956	350,489
Treasury stock	(131)	-
Accumulated other comprehensive income	1,372	(599)
(Accumulated deficit) retained earnings	(28,827)	(26,081)
Total stockholders' equity	324,376	323,815

Total liabilities and stockholders' equity	$864,012	$871,365

Concrete Pumping Holdings, Inc.
Consolidated Statements of Operations
				S/P Combined
	Successor		Predecessor	(non-GAAP)
(in thousands, except share and per share amounts)	Three Months Ended January 31, 2020	December 6, 2018 through January 31, 2019	November 1, 2018 through December 5, 2018	Three Months Ended January 31, 2019

Revenue	$73,939	$33,970	$24,396	$58,366
Cost of operations	41,791	21,103	14,027	35,130
Gross profit	32,148	12,867	10,369	23,236
Gross margin	43.5%	37.9%	42.5%	39.8%

General and administrative expenses	26,607	13,681	4,936	18,617
Transaction costs	-	-	14,167	14,167
Income (loss) from operations	5,541	(814)	(8,734)	(9,548)

Interest expense, net	(9,503)	(5,592)	(1,644)	(7,236)
Loss on extinguishment of debt	-	-	(16,395)	(16,395)
Other income, net	69	11	6	17
Income (loss) before income taxes	(3,893)	(6,395)	(26,767)	(33,162)

Income tax expense (benefit)	(1,147)	(2,765)	(4,192)	(6,957)
Net (loss) income attributable to Concrete Pumping Holdings, Inc.	(2,746)	(3,630)	(22,575)	(26,205)

Less preferred shares dividends	(473)	(269)	(126)	(395)
Less undistributed earnings allocated to preferred shares	-	-	-	-

Undistributed (loss) income available to common shareholders	$(3,219)	$(3,899)	$(22,701)	$(26,600)

Weighted average common shares outstanding
Basic	52,629,214	28,847,707	7,576,289
Diluted	52,629,214	28,847,707	7,576,289

Net (loss) income per common share
Basic	$(0.06)	$(0.14)	$(3.00)
Diluted	$(0.06)	$(0.14)	$(3.00)

Concrete Pumping Holdings, Inc.
Consolidated Statements of Cash Flows				S/P Combined
	Successor		Predecessor	(non-GAAP)
(in thousands, except per share amounts)	Three months ended January 31, 2020	December 6, 2018 through January 31, 2019	November 1, 2018 through December 5, 2018	Three months ended January 31, 2019

Net income (loss)	$(2,746)	$(3,630)	$(22,575)	$(26,205)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,492	3,503	2,060	5,563
Deferred income taxes	(645)	(1,156)	(4,355)	(5,511)
Amortization of deferred financing costs	1,044	496	152	648
Write off deferred debt issuance costs	-	-	3,390	3,390
Amortization of debt premium	-	-	(11)	(11)
Amortization of intangible assets	8,593	4,871	653	5,524
Stock-based compensation expense	1,467	-	27	27
Prepayment penalty on early extinguishment of debt	-	-	13,004	13,004
(Gain)/loss on the sale of property, plant and equipment	(281)	(305)	(166)	(471)
Payment of contingent consideration in excess of amounts established in purchase accounting	(537)	-	-	-
Net changes in operating assets and liabilities (net of acquisitions):
Trade receivables, net	5,207	4,648	485	5,133
Inventory	(549)	172	(294)	(122)
Prepaid expenses and other current assets	(5,771)	(2,585)	(1,283)	(3,868)
Income taxes payable, net	(558)	(210)	203	(7)
Accounts payable	393	(9,107)	(654)	(9,761)
Accrued payroll, accrued expenses and other current liabilities	(10,295)	(9,646)	17,280	7,634
Net cash (used in) provided by operating activities	1,814	(12,949)	7,916	(5,033)

Cash flows from investing activities:
Purchases of property, plant and equipment	(17,410)	(11,243)	(503)	(11,746)
Proceeds from sale of property, plant and equipment	1,718	598	364	962
Cash withdrawn from Industrea Trust Account	-	238,474	-	238,474
Acquisition of net assets, net of cash acquired - CPH acquisition	-	(445,386)
Net cash (used in) investing activities	(15,692)	(217,557)	(139)	(217,696)

Cash flows from financing activities:
Proceeds on long term debt	-	357,000	-	357,000
Payments on long term debt	(5,222)	-	-	-
Proceeds on revolving loan	84,460	17,267	4,693	21,960
Payments on revolving loan	(69,748)	-	(20,056)	(20,056)
Redemption of common shares	-	(20,863)	-	(20,863)
Payment of debt issuance costs	-	(231,415)	-	(231,415)
Payments on capital lease obligations	(22)	(14)	(7)	(21)
Issuance of common stock related to stock plans	-	-	-	-
Purchase of treasury stock	(131)	-	-	-
Issuance of preferred shares	-	25,000	-	25,000
Payment of underwriting fees	-	(8,050)	-	(8,050)
Issuance of common shares	-	96,900	-	96,900
Payment of contingent consideration established in purchase accounting	(1,183)	-	-	-
Net cash provided by (used in) financing activities	8,154	235,825	(15,370)	220,455
Effect of foreign currency exchange rate on cash	887	(556)	(70)	(626)
Net increase (decrease) in cash	(4,837)	4,763	(7,663)	(2,900)
Cash:
Beginning of period	7,473	4	8,621	8,621
End of period	$2,636	$4,767	$958	$4,767

Concrete Pumping Holdings, Inc.
Segment Revenue
				S/P Combined
	Successor		Predecessor	(non-GAAP)	Change
(in thousands)	Three Months Ended January 31, 2020	December 6, 2018 through January 31, 2019	November 1, 2018 through December 5, 2018	Three Months Ended January 31, 2019	$	%
U.S. Concrete Pumping	$55,105	$24,067	$16,659	$40,726	$14,379	35.3%
U.K. Operations	10,685	5,815	5,143	10,958	(273)	-2.5%
U.S. Concrete Waste Management Services	8,283	4,088	2,628	6,716	1,567	23.3%
Corporate	625	-	242	242	383	158.3%
Intersegment	(759)	-	(276)	(276)	(483)	175.0%
	$73,939	$33,970	$24,396	$58,366	$15,573	26.7%

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA

				S/P Combined
	Successor		Predecessor	(non-GAAP)	Change
(in thousands, except percentages)	Three Months Ended January 31, 2020	December 6, 2018 through January 31, 2019	November 1, 2018 through December 5, 2018	Three Months Ended January 31, 2019	$	%
U.S. Concrete Pumping	$16,847	$2,998	$7,627	$10,625	$6,222	58.6%
U.K. Operations	2,612	1,610	1,396	3,006	(394)	-13.1%
U.S. Concrete Waste Management Services	3,750	2,315	388	2,703	1,047	38.7%
Corporate	625	637	177	814	(189)	-23.2%
	$23,834	$7,560	$9,588	$17,148	$6,686	39.0%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Adjusted EBITDA[1]	Capital Expenditures	Adjusted EBITDA less Capital Expenditures

Q1 2017	$46	$14	$4	$9
Q2 2017	$51	$16	$3	$13
Q3 2017	$55	$18	$1	$18
Q4 2017	$60	$20	$14	$6
Q1 2018	$53	$16	$7	$9
Q2 2018	$56	$18	$1	$17
Q3 2018	$66	$22	$11	$11
Q4 2018	$68	$22	$9	$13
Q1 2019	$58	$17	$11	$6
Q2 2019	$62	$18	$13	$5
Q3 2019	$79	$31	$4	$27
Q4 2019	$84	$30	$5	$25
Q1 2020	$74	$24	$16	$8

¹Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of this measure and reconciliation of such measure to its most comparable GAAP measure.

NON-GAAP MEASURES (ADJUSTED EBITDA)

We calculate EBITDA by taking GAAP net income and adding back interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and adding back transaction expenses, loss on debt extinguishment, stock-based compensation, other income, net, and other adjustments. We believe these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, as a tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial measures with competitors who also present similar non-GAAP financial measures. In addition, these measures (1) are used in quarterly and annual financial reports prepared for management and our board of directors and (2) help management to determine incentive compensation. EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated under GAAP. These non-GAAP measures exclude certain cash expenses that we are obligated to make. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently or may not calculate it at all, which limits the usefulness of EBITDA and Adjusted EBITDA as comparative measures. Transaction expenses represent expenses for legal, accounting, and other professionals that were engaged in the completion of various acquisitions. Other adjustments include severance expenses, director fees, expenses related to being a newly publicly traded company and other significant non-recurring costs. See also “Non-GAAP Financial Measures” above.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

				S/P Combined
	Successor		Predecessor	(non-GAAP)
(dollars in thousands)	Three Months Ended January 31, 2020	December 6, 2018 through January 31, 2019	November 1, 2018 through December 5, 2018	Three Months Ended January 31, 2019
Consolidated
Net income (loss)	$(2,746)	$(3,630)	$(22,575)	$(26,205)
Interest expense, net	9,503	5,592	1,644	7,236
Income tax expense (benefit)	(1,147)	(2,765)	(4,192)	(6,957)
Depreciation and amortization	15,085	8,374	2,713	11,087
EBITDA	20,695	7,571	(22,410)	(14,839)
Transaction expenses	-	-	14,167	14,167
Loss on debt extinguishment	-	-	16,395	16,395
Stock based compensation	1,467	-	-	-
Other expense (income)	(69)	(11)	(6)	(17)
Other adjustments	1,741	-	1,442	1,442
Adjusted EBITDA	$23,834	$7,560	$9,588	$17,148

U.S. Concrete Pumping
Net income (loss)	$(2,487)	$(2,063)	$(25,252)	$(27,315)
Interest expense, net	8,732	5,134	1,154	6,288
Income tax expense (benefit)	(1,387)	(2,361)	(2,102)	(4,463)
Depreciation and amortization	10,004	4,826	1,635	6,461
EBITDA	14,862	5,536	(24,565)	(19,029)
Transaction expenses	-	-	14,167	14,167
Loss on debt extinguishment	-	-	16,395	16,395
Stock based compensation	1,467	-	-	-
Other expense (income)	(10)	(11)	(6)	(17)
Other adjustments	528	(2,527)	1,636	(891)
Adjusted EBITDA	$16,847	$2,998	$7,627	$10,625

U.K. Operations
Net income (loss)	$(893)	$(1,559)	$158	$(1,401)
Interest expense, net	771	458	490	948
Income tax expense (benefit)	(115)	(404)	49	(355)
Depreciation and amortization	2,195	1,638	890	2,528
EBITDA	1,958	133	1,587	1,720
Transaction expenses	-	-	-	-
Loss on debt extinguishment	-	-	-	-
Stock based compensation	-	-	-	-
Other expense (income)	(59)	-	-	-
Other adjustments	713	1,477	(191)	1,286
Adjusted EBITDA	$2,612	$1,610	$1,396	$3,006

U.S. Concrete Waste Management Services
Net income (loss)	$366	$(291)	$2,009	$1,718
Interest expense, net	-	-	-	-
Income tax expense (benefit)	205	-	(1,784)	(1,784)
Depreciation and amortization	2,679	1,872	163	2,035
EBITDA	3,250	1,581	388	1,969
Transaction expenses	-	-	-	-
Loss on debt extinguishment	-	-	-	-
Stock based compensation	-	-	-	-
Other expense (income)	-	0	-	0
Other adjustments	500	734	-	734
Adjusted EBITDA	$3,750	$2,315	$388	$2,703

Corporate
Net income (loss)	$268	$283	$510	$793
Interest expense, net	-	-	-	-
Income tax expense (benefit)	150	-	(355)	(355)
Depreciation and amortization	207	38	25	63
EBITDA	625	321	180	501
Transaction expenses	-	-	-	-
Loss on debt extinguishment	-	-	-	-
Stock based compensation	-	-	-	-
Other expense (income)	-	-	-	-
Other adjustments	-	316	(3)	313
Adjusted EBITDA	$625	$637	$177	$814